UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2015

Aéropostale, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31314 (Commission File Number)	31-1443880 (IRS Employer Identification No.)
112 West 34th Street, 22nd Floor, New York, New York 10120
(Address of principal executive offices, including Zip Code)

(646) 485-5410
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 29, 2015, Aéropostale, Inc. (the “Company”) received notice from the New York Stock Exchange (the “NYSE”) that the average closing price of the Company’s common stock over a consecutive 30 trading-day period had fallen below $1.00 per share, which is the minimum price required by the NYSE under Section 802.01C of the NYSE Listed Company Manual.

The Company plans to notify the NYSE by October 13, 2015 that it intends to cure the deficiency and return to compliance with NYSE continued listing requirements. Under the NYSE rules, the Company can cure this deficiency if, during the six-month period following receipt of the NYSE notice, on the last trading-day of any calendar month, the Company’s common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. If the Company determines that it will cure the stock price deficiency by taking an action that will require approval by its stockholders at the next annual meeting of stockholders, the six-month period described above will extend to shortly after such annual meeting.

The Company intends to consider available alternatives, including but not limited to, a reverse stock split, in order to cure the stock price deficiency and return to compliance with the NYSE continued listing requirement.

The Company’s common stock will continue to be listed and traded on the NYSE during the cure period, subject to the Company’s compliance with the other NYSE listing standards.

The NYSE notification does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements and does not conflict with or cause an event of default under any of the Company's material debt or other agreements.

As required under the NYSE rules, the Company issued a press release on September 29, 2015 announcing that it had received the notice of noncompliance. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

ITEM 9.01	Financial Statements and Exhibits.
(d) Exhibits

	99.1	Press release, dated September 29, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aéropostale, Inc.

/s/ Marc G. Schuback
Marc G. Schuback
Senior Vice President, General Counsel & Secretary

Dated: September 29, 2015

Exhibit Index

Exhibit No.	Exhibit
99.1	Press release, dated September 29, 2015